Exhibit 99.1

                                  NEWS RELEASE

For Release:      For Immediate Release
Contact:          Ray Singleton/David Flake
                  (303) 296-3076

           Basic Earth Announces Results of Canadian Exploration Well

Denver, Colorado, August 26, 2004, Basic Earth Science Systems, Inc. (Basic or the Company) (OTCBB:BSIC) reported today that Legent Resources Corporation (Legent), its wholly-owned Canadian subsidiary, has suspended drilling operations on its Silver Spike prospect in Alberta, Canada. The Westerose 6-6-46-1W5, operated by Zinke & Trumbo Canada Corp, was drilled to 2,486 meters (8,100 feet). While Legent did not encounter a Devonian LeDuc reef, the Company is evaluating other alternatives that may be available to it and its partners. Legent has a 7.8125 percent interest in the well and spent approximately CDN $71,000 on prospect, acreage, and licensing costs and approximately CDN $85,000 on drilling. Legent funded the drilling cost with existing Canadian funds which were generated by the previously disclosed sale of producing properties to Crescent Point Energy, Ltd.

"While indeed this is a disappointment, the compelling nature of this geologic anomaly required exploration," said Ray Singleton, president of Basic. "For a relatively small investment, if successful, the rewards would have been immense."

Basic is an oil and gas exploration and production company with primary operations in south Texas, Colorado and in both the Canadian and U.S. portions of the Williston basin. Basic is traded on the "over-the-counter - bulletin board" under the symbol BSIC.

Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "if," "potential," "possible," "should," "would," "may," "will," "anticipate," "estimate," "expect," "intend," "believe" or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Basic intends, expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Basic, particularly the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004 and the Company's Annual Report on Form 10-KSB for the fiscal year ended March 31, 2004, for meaningful cautionary language disclosing why actual results may vary materially from those anticipated by management.